April 20, 2011

VIA FEDERAL EXPRESS MAIL

Ariel Way, Inc.
4201 Connecticut Avenue, N.W.
Suite 407
Washington, D.C. 20008
Attention:                      Arne Dunhem, Chairman and CEO

Re:  Ariel Way, Inc.

Dear Mr. Dunhem:

Reference is made to that certain (i) Investment Agreement dated as of February 28, 2006 (as may be amended, modified, supplemented and/or amended and restated from time to time, the “Investment Agreement”) by and among YA Global Investments, L.P., f/k/a Cornell Capital Partners, LP (“YA Global”), Montgomery Equity Partners, Ltd. (“Montgomery”) and Ariel Way, Inc. (the “Company”), (ii) Certificate of Designation of the Series A Convertible Preferred Stock (Par Value $0.001 Per Share) of Ariel Way, Inc. dated February 28, 2006, as amended by that certain Amendment to Articles of Incorporation of Ariel Way, Inc. (Formerly Known as Certificate of Designation of the Series A Convertible Preferred Stock (Par Value $0.001 Per Share) of Ariel Way, Inc.) dated February 28, 2006 (as may be amended, modified, supplemented and/or amended and restated from time to time, the, “Certificate of Designation”), providing for the issuance by the Company of Series A Preferred Shares (the “Preferred Shares”), (iii) Certificate No. A-1 evidencing the issuance by the Company to YA Global of Ninety Six (96) Preferred Shares (“Certificate A-1”), (iv) Certificate No. A-2 evidencing the issuance by the Company to Montgomery of Sixty Four (64) Preferred Shares (“Certificate A-2” and together with Certificate A-1, the “Certificates”), (iv) Investor Registration Rights Agreement dated as of February 28, 2006 (as may be amended, modified, supplemented and/or amended and restated from time to time, the “Registration Rights Agreement”) by and among YA Global, Montgomery and the Company, (v) Amended and Restated Irrevocable Transfer Agent Instructions dated March 20, 2007 (as may be amended, modified, supplemented and/or amended and restated from time to time, the “Transfer Agent Instructions”) by and among YA Global, Montgomery, the Company, David Gonzalez, Esq. and Worldwide Stock Transfer, LLC, (vi) Promissory Note dated August 9, 2007 (as may be amended, modified, supplemented and/or amended and restated from time to time, the “August 2007 Promissory Note”) issued by the Company to YA Global in the original principal amount of Fifteen Thousand and 00/100 Dollars, (vii) Promissory Note dated June 13, 2007 (as may be amended, modified, supplemented and/or amended and restated from time to time, the “June 2007 Promissory Note” and together with the August 2007 Promissory Note, the “Promissory Notes”) issued by the Company to YA Global in the original principal amount of Fifty Seven Thousand and 00/100 Dollars ($57,000) and (viii) Warrant No. AWYI-2-2 issued April 21, 2008 (as may be amended, modified, supplemented and/or amended and restated from time to time, the “April 2008 Warrant”) by the Company to YA Global to purchase up to 500,000,000 shares of common stock of the Company.  YA Global is the successor to Montgomery and has acquired all of Montgomery’s assets, including, without limitation, Certificate A-2 and all of Montgomery’s right, title and interest in, to and under the Investment Agreement, Registration Rights Agreement and Transfer Agent Instructions.  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Investment Agreement, Certificate of Designation, Certificates, Registration Rights Agreement, Transfer Agent Instructions, Promissory Notes, April 2008 Warrant and all documents, instruments and agreements executed in connection therewith or related thereto (collectively, but excluding the April 2008 Warrant, the “Financing Documents”), as applicable.

101 Hudson Street, s 3700. Jersey City, NJ 07302 | p 201.985.8300 x123 · f 201.985.1964 | www.yorkvilleadvisors.com
Jersey City | London | Jupiter | Hong Kong

The Company offered to pay to YA Global on or before August 31, 2011, and YA Global is willing to accept from the Company on or before August 31, 2011, and subject to the other terms and conditions herein, the Payoff Amount (as hereinafter defined), in full and complete satisfaction of the obligations of the Company to YA Global under the Financing Documents.  The term “Payoff Amount” shall mean the lesser of (i) $400,000 and (ii) an amount equal to the product of (a) the number of Preferred Shares held by YA Global on the Closing Date (as hereinafter defined)  including, without limitation, Preferred Shares held by Montgomery evidenced by Certificate A-2 and assigned by Montgomery to YA Global, and (b) $10,031.04.

If YA Global receives payment of the Payoff Amount on or before August 31, 2011 and in accordance with the other terms and conditions of this letter agreement, YA Global shall cancel Four Hundred Twenty Five Million (425,000,000) Warrant Shares such that the number of Warrant Shares that may be issued pursuant to the April 2008 Warrant is reduced from Five Hundred Million (500,000,000) Warrant Shares to Seventy Five Million (75,000,000) Warrant Shares.

Payment of all amounts referred to in this letter agreement should be made to YA Global by way of a wire transfer of immediately available funds directed as follows:

Bank Name:	Wachovia Bank
Downtown Financial Center
101 Hudson Street, NJ1022
Jersey City, NJ 07302
ABA Routing No.:	031201467
Account No.:	2000031475547
Contact Name:	Michael Reynolds
Bank Tel. No.:	201-226-3040
Beneficiary:	YA Global Investments, L.P.

Notwithstanding anything to the contrary contained herein, the indemnities set forth in the Financing Documents which expressly survive the termination of the Financing Documents shall survive the payment of the Payoff Amount and termination of the Financing Documents.

YA Global acknowledges and agrees that on the date (the “Closing Date”) on which the Company pays to YA Global the Payoff Amount, provided the Closing Date occurs on or before August 31, 2011, (i) the Company shall have no further obligation to YA Global under the Financing Documents, other than indemnities set forth in the Financing Documents which expressly survive termination of the Financing Documents, (ii) all security interests in and liens on any and all assets of the Company granted to YA Global are hereby terminated and released, (iii) the April 2008 Warrant is hereby terminated and (iv) it shall deliver to the Company the Certificates.  To effectuate the purpose of this letter agreement and the release of liens and security interests granted under the Financing Documents, YA Global agrees to execute and deliver to the Company, at the Company’s sole cost and expense, such instruments or documents, including, without limitation, releases, discharges, UCC termination statements, mortgage releases and similar documents as the Company may reasonably request.

The Company hereby agrees that, at any time, if the payment made by the Company to YA Global pursuant to this letter agreement, or any part thereof, shall be rescinded or must otherwise be restored or returned by YA Global (the “Disgorged Payment”) for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body, or upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company, or any substantial part of any of its property, or otherwise, then such Disgorged Payment shall continue to be in effect or be reinstated, as the case may be, all as though such Disgorged Payment had not been made.

The Company hereby releases, waives, and forever relinquishes all claims, demands, obligations, liabilities and causes of action of whatever kind or nature, whether known or unknown, which it has, may have, or might assert as of the date hereof or in the future against YA Global, its investment manager and/or their respective parents, affiliates, participants, officers, directors, partners, employees, agents, attorneys, accountants, consultants, successors and assigns, directly or indirectly, which occurred, existed, was taken, permitted or begun on or prior to the date hereof, arising out of, based upon, or in any manner connected with (i) any transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, with respect to the Financing Documents, the April 2008 Warrant and/or the administration thereof or the obligations created thereby, (ii) any discussions, commitments, negotiations, conversations or communications with respect to the refinancing, restructuring or collection of any obligations related to the Financing Documents, the April 2008 Warrant and/or the administration thereof or the obligations created thereby, or (iii) any matter related to the foregoing.  The Company understands that the facts which it believes to be true at the time of making the release provided for herein may later turn out to be different than it now believes, and that information which is not known or suspected may later be discovered.  The Company accepts this possibility and assumes the risk of the facts turning out to be different and new information being discovered.  The Company further agrees that the release provided for herein shall in all respects continue to be effective and not subject to termination or recession because of any difference in such facts or any new information.

Notwithstanding anything to the contrary contained in this letter agreement, this letter agreement shall only be effective through and including August 31, 2011, provided, however, the release by the Company shall survive termination of this letter agreement.

[Remainder of Page Intentionally Left Blank]

This letter agreement may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Very truly yours,

YA GLOBAL INVESTMENTS, L.P.

By:	Yorkville Advisors, LLC, its
Investment Manager

By:
Name:
Title:

TO AND AGREED TO BY:

ARIEL WAY, INC.

By
Name:
Title: